Exhibit 99.1

Entegris and CMC Materials Receive China Antitrust Clearance for Pending Acquisition

June 24, 2022

Transaction Expected to Close on July 6, 2022

BILLERICA, Mass. & AURORA, Ill.--(BUSINESS WIRE)--Jun. 24, 2022-- Entegris, Inc. (NASDAQ: ENTG) and CMC Materials, Inc. (NASDAQ: CCMP) today announced that China’s State Administration for Market Regulation has given antitrust clearance for Entegris’ previously announced acquisition of CMC Materials. The transaction has now received all required regulatory clearances. Entegris and CMC Materials anticipate that the transaction will close on or about July 6, 2022, subject to the satisfaction of the remaining customary closing conditions.

The parties announced their agreement for Entegris to acquire CMC Materials in a cash and stock transaction on December 15, 2021. The transaction brings together two highly complementary portfolios, creating the industry’s most comprehensive and innovative electronic materials offering.

About Entegris

Entegris is a world-class supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 6,800 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

About CMC Materials, Inc.

CMC Materials, Inc., headquartered in Aurora, Illinois, is a leading global supplier of consumable materials primarily to semiconductor manufacturers. The company’s products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. CMC Materials, Inc. is also a leading provider of performance materials to pipeline operators. The company’s mission is to create value by delivering high-performing and innovative solutions that solve its customers’ challenges. The company has approximately 2,200 employees globally. For more information about CMC Materials, Inc., visit www.cmcmaterials.com, or contact Colleen Mumford, Vice President, Communications and Marketing, at 630-499-2600.

Additional Information about the Acquisition and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Entegris and CMC. In connection with the proposed transaction Entegris filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”) that included a proxy statement of CMC and that also constitutes a prospectus of Entegris. Each of Entegris and CMC may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or Registration Statement or any other document that Entegris or CMC may file with the SEC. The Registration Statement was declared effective by the SEC on January 28, 2022 and CMC commenced mailing of the definitive proxy statement/prospectus to its stockholders on or about January 28, 2022. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents and other documents containing important information about Entegris and CMC, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Entegris are available free of charge on Entegris’ website at http://Entegris.com or by contacting Entegris’ Investor Relations Department by email at irelations@Entegris.com or by phone at +1 978-436-6500. Copies of the documents filed with the SEC by CMC will be available free of charge on CMC’s website at www.CMCmaterials.com/investors or by contacting CMC’s Investor Relations Department by email at investors@CMCmaterials.com by phone at +1 630-499-2600.

Cautionary Note on Forward Looking Statements

This communication may contain statements that are not historical facts and are “forward-looking statements” within the meaning of U.S. securities laws.  The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements may include statements about: the ability of Entegris and the Entegris Escrow Corporation to consummate the proposed notes offering; the impact of the COVID-19 pandemic on Entegris’ operations and markets, including supply chain issues related thereto; future period guidance or projections; Entegris’ performance relative to its markets, including the drivers of such performance; market and technology trends, including the duration and drivers of any growth trends and the impact of the COVID-19 pandemic on such trends; the development of new products and the success of their introductions; the focus of Entegris’ engineering, research and development projects; Entegris’ ability to execute on its business strategies, including with respect to Entegris’ expansion of its manufacturing presence in Taiwan; Entegris’ capital allocation strategy, which may be modified at any time for any reason, including share repurchases, dividends, debt repayments and potential acquisitions; the impact of the acquisitions Entegris has made and commercial partnerships it has established; future capital and other expenditures, including estimates thereof; Entegris’ expected tax rate; the impact, financial or otherwise, of any organizational changes; the impact of accounting pronouncements; quantitative and qualitative disclosures about market risk; anticipated leadership, operating model, results of operations, and business strategies of Entegris, CMC and the combined company; anticipated benefits of the proposed transaction; the anticipated impact of the proposed transaction on Entegris’ and CMC’s business and future financial and operating results; the expected amount and timing of synergies from the proposed transaction; the anticipated closing date for the proposed transaction and other aspects of CMC’s and Entegris’ operations or operating results; and other matters.

These forward-looking statements are based on current management expectations and assumptions only as of the date of this communication, are not guarantees of future performance and involve known and unknown risks and uncertainties (many of which are beyond Entegris’ and CMC’s control and are difficult to predict) that could cause actual results of Entegris, CMC and/or the combined company following the closing of proposed transaction to differ materially and adversely from the results expressed in, or implied by, these forward-looking statements.  These risks and uncertainties include, but are not limited to: (i) weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for Entegris’ and CMC’s products and solutions; (ii) Entegris’ and CMC’s ability to meet rapid demand shifts; (iii) Entegris’ and CMC’s ability to continue technological innovation and introduce new products to meet customers’ rapidly changing requirements; (iv) Entegris’ and CMC’s ability to protect and enforce intellectual property rights; (v) operational, political and legal risks of Entegris’ and CMC’s international operations; (vi) Entegris’ debt profile after giving effect to the proposed transaction; (vii) the increasing complexity of certain manufacturing processes; (viii) raw material shortages, supply and labor constraints and price increases; (ix) changes in government regulations of the countries in which Entegris and CMC operate; (x) the imposition of tariffs, export controls and other trade laws and restrictions and changes foreign and national security policy, especially as they relate to China and as may arise with respect to recent developments regarding Russia and Ukraine; (xi) the fluctuation of currency exchange rates; fluctuations in the market price of Entegris’ stock; (xii) the level of, and obligations associated with, Entegris’ indebtedness, including the notes, and the risks related to holding the notes; (xiii) the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; (xiv) the ongoing conflict between Russia and Ukraine and the global response to it; and (xv) the other risk factors and additional information described in Entegris’ filings with the SEC. In addition, risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of CMC’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with the timing of the closing of the proposed transaction, including the risk that the conditions to the proposed transaction are not satisfied on a timely basis or at all and the failure of the proposed transaction to close for any other reason; unanticipated difficulties or expenditures relating to the proposed transaction, the outcome of any legal proceedings related to the proposed transaction, the response and retention of business partners and employees as a result of the announcement and pendency of the proposed transaction; and the diversion of management time on transaction-related issues. These risks, as well as other risks related to the proposed transaction, are included in the Registration Statement, as amended, and proxy statement/prospectus that were filed with the SEC on January 28, 2022 in connection with the proposed transaction.  While the list of factors presented here is, and the list of factors to be presented in the Registration Statement, as amended, and proxy statement/prospectus are, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For a more detailed discussion of such risks and other factors, see Entegris’ and CMC’s filings with the Securities and Exchange Commission, including under the heading “Risks Factors” in Item 1A of Entegris’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on February 4, 2022, Entegris’ Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2022, which was filed with the SEC on April 26, 2022, CMC’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, which was filed with the SEC on November 12, 2021 and amended by the Form 10-K/A filed with the SEC on January 19, 2022, CMC’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2021, which was filed with the SEC on February 3, 2022 and CMC’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, which was filed with the SEC on May 5, 2022, and in other periodic filings, available on the SEC website or www.entegris.com or www.cmcmaterials.com. Entegris and CMC assume no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date of this communication, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

View source version on businesswire.com: https://www.businesswire.com/news/home/20220624005236/en/

Bill Seymour
Vice President of Investor Relations and Treasury
(952) 556-1844
bill.seymour@entegris.com

Source: Entegris, Inc. and CMC Materials, Inc.